Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-40397 and 33-44776 on Forms S-8, and Registration Statement No. 333-125113 on Form S-1 of our report dated July 25, 2006, relating to the consolidated financial statements and financial statement schedule of Flow International Corporation and of our report on internal control over financial reporting dated July 25, 2006 which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses, appearing in this Annual Report on Form 10-K of Flow International Corporation for the year ended April 30, 2006.

/s/ Deloitte & Touche LLP

Seattle, Washington

July 25, 2006